EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 of Ecosphere Technologies, Inc. (formerly UltraStrip Systems, Inc.) of our report dated February 3, 2006, except for Notes 6(a) and 16, as to which the date is March 30, 2006, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated February 3, 2006, except for Notes 6(a) and 16, as to which the date is March 30, 2006, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts."

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida

January 17, 2007